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                                                                     EXHIBIT 3.4
                                                                     -----------

                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                           PREFERENCES AND RIGHTS OF

                            SERIES B PREFERRED STOCK

                               OF AUTODESK, INC.


           Pursuant to Section 151(g) of the General Corporation Law
                            of the State of Delaware

     We, Carol A. Bartz and Marcia K. Sterling, the President and the Secretary, respectively, of Autodesk, Inc., a Delaware corporation (the "Company"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL"), Do Hereby Certify that, pursuant to the provisions of Section 151(g) of the DGCL, the following resolutions were duly adopted by the Board of Directors of the Company and pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board of Directors of the Company, at a meeting duly held on ______________, 1999, adopted resolutions providing for the issuance of a series of Preferred Stock of the Company and fixing the relative powers, designations, preferences, rights, qualifications, limitations and restrictions of such stock. These resolutions are as follows:

     "Resolved, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation, the issuance of a series of Preferred Stock of the Company to be designated "Series B Preferred Stock," par value $0.01 per share, which shall consist of one of the 1,900,000 shares of Preferred Stock which the Company now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of the sole share of such series (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock of this series) as follows:

     I. Authorized Number and Designation. One share of the Preferred Stock, $0.01 par value per share, of the Company is hereby constituted as a series of the Preferred Stock designated Series B Preferred Stock, $0.01 par value (the "Series B Preferred").

     II. Dividends and Distributions. The holder of Series B Preferred shall not be entitled to receive any dividends declared and paid by the Company.

     III. Voting Rights. Except as otherwise required by law or by the Certificate of Incorporation: (i) the holder of record of the sole share of Series B Preferred shall have a number of
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votes equal to the number of votes that the holders (the "Holders") of the outstanding Exchangeable Non-Voting Shares ("Exchangeable Shares") of Discreet Logic Inc., a Quebec company ("New Discreet"), from time to time, would be entitled to if all such Exchangeable Shares were exchanged by the Holders for shares of the Common Stock of the Company ("Common Stock") pursuant to the terms of the Exchangeable Shares, in each case for the election of directors and on all matters submitted to a vote of the stockholders of the Company ("Voting Rights"); (ii) the holder of record of the sole share of Series B Preferred shall not have the Voting Rights with respect to the Exchangeable Shares owned by the Company, the Company's subsidiaries or any person or entity directly or indirectly controlled by or under common control with the Company (unless such person or entity, if any, was a director, executive officer, or principal shareholder of Discreet Logic Inc., a Quebec company and a predecessor of New Discreet ("Old Discreet"), prior to the date of filing hereof); and (iii) in respect of all matters concerning the voting of shares, the Series B Preferred and the Common Stock shall vote as a single class.

     IV. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and subject to any prior rights of holders of shares of Preferred Stock ranking senior to the Series B Preferred, the holder of the share of Series B Preferred shall be paid an amount equal to $1.00, together with payment to any class of stock ranking equally with the Series B Preferred, and before payment shall be made to the holders of any stock ranking on liquidation junior to the Series B Preferred (such amount payable with respect to the Series B Preferred being referred to as the "Series B Preferred Liquidation Preference Payment").

     V. Ranking. The Series B Preferred shall rank junior to the Series A Preferred Stock of the Company in all respects.

     VI. Other Provisions. (a) Pursuant to the terms of that certain Second Amended and Restated Agreement and Plan of Acquisition and Amalgamation by and among the Company, Autodesk Development B.V. ("Dutchco"), 9066-9771 Quebec Inc., Autodesk Canada Inc., 9066-9854 Quebec Inc. and Old Discreet dated as of November 18, 1998, as amended, one share of Series B Preferred is being issued to the trustee (the "Trustee") under the Voting and Exchange Trust Agreement, dated as of March __, 1998 by and among the Company, Dutchco, New Discreet and the Trustee.

          (b) The holder of the sole share of Series B Preferred is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

          (c) At such time as the Series B Preferred has no votes attached to it because there are no Exchangeable Shares outstanding which are not owned by the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company, excluding such shares of Series B Preferred owned by any person or entity, if any, that was a director, executive officer or principal stockholder of Old Discreet prior to the date of filing hereof, the Series B Preferred shall be cancelled.

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     Resolved Further, that the Chief Executive Officer, President or any Vice
President and the Secretary or any Assistant Secretary of the Company be, and they hereby are, authorized and directed to prepare and file (or cause to be prepared and filed) a Certificate of the Powers, Designations, Preferences and Rights in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions."

     In Witness Whereof, we have executed and subscribed to this Certificate and do hereby affirm the foregoing as true under the penalties of perjury this ___ day of March, 1999.


                                    Autodesk, Inc.


                                    _________________________________________
                                    Carol A. Bartz
                                    Chairman and Chief Executive Officer

                                    _________________________________________
                                    Marcia K. Sterling
                                    Vice President, Business Development,
                                    General Counsel and Secretary

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